Exhibit 10.39

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (together with all schedules and exhibits hereto, this “Fifth Amendment”), dated as of January 9, 2015 (the “Fifth Amendment Closing Date”), is entered into by and among CCT FUNDING LLC, a Delaware limited liability company (the “Borrower”), and DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as administrative agent (in such capacity, the “Administrative Agent”) and a Lender (DBNY and each other Lender party to the Credit Agreement described below, the “Lenders” and each a “Lender”). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement described below.

RECITALS:

A. The Borrower, the Administrative Agent and DBNY are parties to a Credit Agreement dated as of August 22, 2011 as amended by the First Amendment to Credit Agreement dated as of February 28, 2012, as further amended by the Second Amendment to Credit Agreement dated as of August 20, 2012, as further amended pursuant to the Third Amendment to Credit Agreement dated as of February 11, 2013, and as further amended pursuant to the Fourth Amendment to Credit Agreement dated as of January 28, 2014 (the credit agreement, as amended prior to the date hereof, the “Credit Agreement” and the Credit Agreement, as amended by this Fifth Amendment, the “Amended Credit Agreement”).

B. DBNY currently holds 100% of the Tranche B1 Commitment and Tranche B2 Commitment under the Credit Agreement. The Borrower, on the Fifth Amendment Effective Date (as defined below), will repay all outstanding Obligations payable to the Tranche D Lender with respect to the Tranche D Loan under the Credit Agreement.

C. The parties hereto desire, among other things, to (i) terminate the Tranche B1 Commitment, Tranche B2 Commitment and Tranche D Commitment, (ii) provide for a commitment of $150,000,000 in the form of a new Tranche E Commitment and (iii) make certain other amendments that are set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment of Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 hereof, effective as of February 11, 2015, (the “Fifth Amendment Effective Date”), the Credit Agreement is hereby amended as follows:

(a) Section 2.01(b) of the Credit Agreement is hereby replaced in its entirety by the following:

“(b) [Reserved.]”

(b) Section 2.01(c) of the Credit Agreement is hereby replaced in its entirety by the following:

“Notwithstanding anything herein to the contrary, from and after the Fifth Amendment Effective Date all outstanding Loans shall be converted into Tranche E Loans and any Loans made after the Fifth Amendment Effective Date shall be made as Tranche E Loans.”

(c) Section 2.02(a) of the Credit Agreement is hereby replaced in its entirety by the following:

“(a) Each Lender’s commitment to make Loans hereunder shall automatically terminate, and the Maximum Commitment shall be reduced to zero, upon the Commitment Termination Date; provided that if a Commitment Termination Date occurs as a result of the occurrence of the Scheduled Commitment Termination Date applicable to one or more but not all of the then-outstanding tranches, then each Lender’s commitment to make Loans hereunder shall terminate only with respect to such tranche or tranches and the Maximum Commitment shall be reduced only by the amount of such tranche or tranches. The Borrower may voluntarily, from time to time, permanently reduce the amount of the Maximum Commitment upon at least ten (10) Business Days’ prior written notice to the Administrative Agent specifying the amount of such reduction, which notice shall be irrevocable once given; provided that (i) no reduction may reduce the Maximum Commitment below $25,000,000 unless the Maximum Commitment is reduced to zero; (ii) any partial reduction of the Maximum Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof; and (iii) no such reduction shall reduce the Maximum Commitment to an amount less than the sum of the then aggregate outstanding Loans. The Administrative Agent shall promptly notify each Lender of the receipt of any such notice and the reduction of such Lender’s Commitment.”

(d) Section 2.03 of the Credit Agreement is hereby amended by adding the following Section 2.03(d) immediately following Section 2.03(c) thereof:

“(d) Aggregate Excess Unused Fee. The Borrower shall pay the applicable Aggregate Excess Unused Fee to the Administrative Agent, for account of the Lenders, on each Payment Date and on the Commitment Termination Date.”

(e) Section 3.03(b)(i)(C) of the Credit Agreement is hereby replaced in its entirety by the following:

“(C) any such prepayment of principal shall be applied to reduce Tranche E Loans until the principal amount of Tranche E Loans outstanding is zero.”

(f) Section 4.02(a)(ii) of the Credit Agreement is hereby amended by in its entirely and replaced with the following:

“(ii) all representations and warranties set forth in each of the Credit Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);”

(g) Section 5.01(b) of the Credit Agreement is hereby amended in its entirety and replaced with the following:

“(b) Investment Company Act.

(i) The Borrower is a wholly owned Subsidiary of the Equity Owner. The Borrower is not required to register as an “investment company” under the Investment Company Act and the extensions of credit provided for in this Agreement and the issuance by the Borrower of its equity capital to the Equity Owner are exempt from registration under the Securities Act and the “Blue Sky” Laws of each applicable state

(ii) CCT (x) is an investment company that has elected to be regulated as a business development company under the Investment Company Act and (y) is not required to register as an “investment company” under the Investment Company Act.

(iii) The investment of CCT in the Borrower is not prohibited by Section 12(d) of the Investment Company Act.

(iv) The execution, delivery and performance by the Borrower of this Agreement, each other Credit Document and its obligations hereunder and thereunder do not and will not violate any provision of the Investment Company Act or any rule, regulation, statutory guidance, no-action letter or interpretation promulgated by the SEC thereunder applicable to the Borrower.”

(h) Sections 5.03 through 5.05 of the Credit Agreement are hereby amended in their entirety and replaced with the following:

“Section 5.03. Compliance with Laws. The Borrower is in compliance in all material respects with all Laws, in respect of the conduct of its business and the ownership of its properties.

Section 5.04. Government Approval, Regulation, etc. No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Credit Document, as applicable, or the consummation of any transactions contemplated hereby or thereby, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

Section 5.05. Validity, etc. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and the Notes and each of the other Credit Documents to which the Borrower is a party shall, on the due execution and delivery thereof, constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.”

(i) Section 6.01(b)(i) of the Credit Agreement is hereby is hereby deleted and replaced in its entirety with the following:

“(i) furnish to the Administrative Agent as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower (beginning with the year ended December 31, 2011), from Deloitte & Touche LLP or another firm of Independent certified public accountants of nationally recognized standing, (A) audited consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and the accompanying footnotes for such fiscal year and (B) financial statements of the Borrower, in each case prepared, subject to Section 1.04 (Accounting Matters), in accordance with GAAP, setting forth in the case of each fiscal year ending after December 31, 2010 in comparative form the figures for the previous fiscal year;”

(j) Section 6.01(c) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

“The Borrower shall notify the Administrative Agent if CCT ceases to elect to be treated as a business development company under the Investment Company Act.”

(k) Section 6.01(i) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(i) Compliance with Laws, etc. The Borrower shall comply in all material respects with all Applicable Laws, including all applicable provisions of the Investment Company Act. Without limiting the generality of the foregoing, the Borrower will conduct its business, the ownership of its properties and other activities in compliance with the applicable provisions of the Investment Company Act.”

(l) Section 7.01(n) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“Manager and Equity Owner Events.

(i) An event specified in Section 7.01(j) (Bankruptcy, Insolvency, etc.) occurs with respect to the Manager or the Equity Owner;

(ii) The Manager or the Equity Owner defaults in any material respect in its obligations under any agreements, contracts or financial instruments where the aggregate principal amount relating to such defaulted obligations (individually or collectively) is not less than the lesser of (x) 3% of the Net Asset Value of the Manager or the Equity Owner (as the case may be) and (y)(i) $5,000,000, if and only if such obligations are owed to DBNY or its Affiliates or (ii) otherwise, $25,000,000; or

(iii) The Equity Owner shall fail to comply with its obligations under Section 18(a) of the Investment Company Act.”

(m) Section 7.01(r) of the Credit Agreement is hereby amended by adding the following immediately following Section 7.01(q) thereof:

“(r) Leverage Ratio. The Leverage Ratio is greater than 3:1.”

(n) Section 9.13(h) of the Credit Agreement is hereby replaced in its entirety by the following:

“(h) amend any provision or defined term in the Collateral Valuation Schedule without the consent of Lenders having more than 50% of the Tranche E Commitment (or if the commitments of each Lender to make Loans has been terminated pursuant to Section 7.02 or Section 7.03, Lenders having more than 50% of the then outstanding Tranche E Loans, if any);”

(o) Section 9.13 of the Credit Agreement is further amended by amending and restating the second proviso of Section 9.13, which proviso, for the avoidance of doubt, is the last full paragraph of Section 9.13, in its entirety to read as follows:

“provided further, that, in the event of any amendment to increase the Aggregate Commitment the Administrative Agent shall first give DBNY the opportunity to determine whether to increase its Commitment and if so, the amount of such increase (up to the full amount of the increase in the Aggregate Commitment).”

(p) The following definitions are hereby added to Annex I to the Credit Agreement in the applicable alphabetical location:

“Aggregate Excess Unused Fee” means, for any Interest Period, the sum of the Excess Unused Fee (if any) for each day during such Interest Period.

“Credit Document” means this Agreement, the Notes, the Collateral Documents, the Manager Letter, the Equity Owner Letter, the CNL Letter, each Borrowing Request and any other agreement, instrument or document (including amendments, modifications or reaffirmations from time to time to any of the foregoing) executed and delivered by or on behalf of the Borrower, the Manager, the Equity Owner or CNL (as the case may be) in connection with the foregoing.

“Excess Unused Amount” means, an amount equal to the excess, if any, of (x) 80% of the Tranche E Commitment less (y) the aggregate principal amount of Tranche E Loans outstanding on such day (including Loans made on such day).

“Excess Unused Fee” means, for any day on which an Excess Unused Amount exists, 1.85% of the Excess Unused Amount for such day multiplied by a fraction the numerator of which is 1 and the denominator of which is 360.

“Fifth Amendment” means that Fifth Amendment to the Credit Agreement by and between the Borrower, the Administrative Agent and the Lender dated as of January 9, 2015.

“Fifth Amendment Closing Date” means January 9, 2015.

“Fifth Amendment Effective Date” means February 11, 2015; provided that the conditions precedent set forth in Section 4 of the Fifth Amendment have been satisfied on or prior to such date.

“Leverage Ratio” means with respect to the Borrower, the ratio, as of the applicable date of such determination, of the Borrower’s (i) Debt to (ii) owner’s equity, in each case as would generally be classified as such in accordance with GAAP for balance sheet purposes.

“Tranche E Commitment” means, (a) at any date of determination prior to the Commitment Termination Date, the lesser of (x) $150,000,000 or (y) such lesser amount remaining following any reduction of the Tranche E Commitment in accordance with Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) and (b) on and after the Commitment Termination Date, zero.

“Tranche E Lender” means each Lender that has a Tranche E Commitment.

“Tranche E Loan” means each Loan made under the Tranche E Commitment.

(q) The following definitions are hereby deleted from Annex I to the Credit Agreement:

“Tranche B1 Commitment”

“Tranche B1 Lender”

“Tranche B1 Loan”

“Tranche B2 Commitment”

“Tranche B2 Lender”

“Tranche B2 Loan”

“Tranche D Commitment”

“Tranche D Lender”

“Tranche D Loan”

(r) The following definitions in Annex I to the Credit Agreement are hereby replaced in their entirety by the following:

“Adjusted LIBO Rate” means with respect to any Eurodollar Borrowing comprised of Tranche E for a period of three (3) months commencing on the later of (x) the date on which such Eurodollar Borrowing is made and (y) the next Interest Reset Date, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such period and (b) Statutory Reserves.

“Applicable Margin” means, from and after the Fifth Amendment Effective Date, with respect to all outstanding Tranche E Loans provided by the Tranche E Lenders, 1.85% per annum plus, if a Manager Removal Event has occurred, up to an additional 1.00% as specified by the Administrative Agent in writing to the Borrower in its sole discretion.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 (Commitment), in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth on the signature page for such Lender or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, with respect to the Tranche E Commitment as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” means, for each day, the Unused Amount as of such day multiplied by a fraction, the numerator of which is, in the case of the Tranche E Loans from and after the Fifth Amendment Effective Date, 0.50% and the denominator of which is 360.

“Make Whole Fee” means with respect to any reduction in the Tranche E Commitment, the product of (i) 0.75% multiplied by (ii) the Commitment Reduction Amount multiplied by (iii) the number of days remaining until the Scheduled Commitment Termination Date with respect to the Tranche E Commitment, divided by (iv) 360; provided that the Make Whole Fee shall be zero for the portion of the Commitment Reduction Amount which is reduced or terminated to the extent the Borrower exercises its right to reduce or terminate the Tranche E Commitment in order to enter into (i) a transaction relating to CDOs for which DBNY or its Affiliates is the lead warehouse provider, lead structuring agent or lead placement agent for all securities issued in connection with such transaction or series of related transactions and the total market value of all Fund Investments moved out of the facility into such CDO is greater than or equal to the amount by which the Tranche E Commitment is reduced or (ii) a replacement financing facility with DBNY or its Affiliates. For the avoidance of doubt, no Make Whole Fee shall be due solely as a result of entering into the Fifth Amendment.

“Maximum Commitment” means, (a) at any date of determination prior to the Commitment Termination Date, the lesser of (x) $150,000,000 or (y) such lesser amount remaining following any reduction of the Maximum Commitment in accordance with Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) or Section 2.04 (Commitment Reduction and Termination) and (b) on and after the Commitment Termination Date, zero.

“Scheduled Commitment Termination Date” means with respect to the Tranche E Commitment, February 8, 2017.

(s) The following definition is hereby added to Annex II to the Credit Agreement in the applicable alphabetical location:

“Applicable Margin Requirement” means the Margin Requirement for an Eligible Investment determined by the Administrative Agent in good faith in accordance with the terms of this Agreement and reported to the Borrower.

“Applicable Unpaid Amount” means with respect to any Eligible Investment an amount equal to the product of (a) (i) the Market Value (determined as described in Section 4 below) of such Eligible Investment (determined as described in Section 2 below) divided by (ii) the Market Value of all Eligible Investments multiplied by (b) the Unpaid Amount.

“Loan Amount” means as of any date of determination with respect to each Eligible Investment under the Overcollateralization Test (as described in this Section 1), (a) the sum of the product of (i) the Market Value (determined as described in Section 4 below) of such Eligible Investment (determined as described in Section 2 below) and (ii) one minus the Applicable Margin Requirement for such Eligible Investment minus (b) the Applicable Unpaid Amount as of such date provided, however, that if the Sale Price is at any time less than the Market Value Price then, notwithstanding anything herein to the contrary, the Loan Amount shall automatically be decreased until the date of settlement of the sale of such Eligible Investment by an amount equal to the product of (x) the principal amount of the Eligible Investment subject to the sale multiplied by (y) the excess, if any, of the Market Value Price minus the Sale Price.

(t) The following definitions in Annex II to the Credit Agreement are hereby replaced in their entirety by the following:

“Approved Pricing Service” means each of (i) a pricing or quotation service set forth in Schedule 7 (or any successor to any such listed pricing service), (ii) Approved Banks that provide a continuous and actionable price quote for an applicable Bank Loan and (iii) any other pricing or quotation service designated by the Borrower in writing and approved by the Required Lenders in their reasonable discretion.

“Advance Amount” means, as of any date of determination under the Overcollateralization Test (as described in this Section 1), (a) the sum for all Eligible Investments of the product of (i) the Market Value (determined as described in Section 4 below) of such Eligible Investment (determined as described in Section 2 below) and (ii) one minus the Margin Requirement for such Eligible Investment minus (b) the Unpaid Amount as of such date provided, however, that if the price, expressed as a percentage of par, at which the Borrower has contracted to sell an Eligible Investment (the “Sale Price”) is at any time less than the Market Value Price then, notwithstanding anything herein to the contrary, the Advance Amount shall automatically be decreased until the date of settlement of the sale of such Eligible Investment by an amount equal to the product of (x) the principal amount of the Eligible Investment subject to the sale multiplied by (y) the excess, if any, of the Market Value Price minus the Sale Price.

“Base Margin Requirement” means, as of any date of determination and prior to the occurrence and continuation of a Net Asset Value Floor Event, (a) with respect to any Cash or Cash Equivalent, the percentage specified in Annex II-A-1, (b) with respect to any Bank Loan, the percentage specified in Annex II-B-1, determined based upon the Spread To Maturity, Outstanding Facility Size and Number of Pricing Sources for such Bank Loan, and (c) with respect to any Corporate Bond Security, the percentage specified in Annex II-C-1, determined based upon the Spread to Maturity and Maturity for each Corporate Bond Security; provided, however, that with respect to any Bank Loans purchased following the Fifth Amendment Effective Date, until the twenty-second (22nd) day following the original issuance of such Bank Loan, such Bank Loan shall be deemed to have a Number of Approved Sources equal to three (3) for the purposes of Annex II-B-1 so long as the Bank Loan has been arranged by at least two (2) Approved Banks.

“Fund Investments” means all Cash, Cash Equivalents, Bank Loans and Corporate Bond Securities owned by the Borrower, together with any other financial asset that the Administrative Agent has expressly agreed to in writing may be included as a “Fund Investment”. After the Closing Date, Fund Investments which the Borrower has contracted to (i) purchase shall be deemed for purposes of the Credit Agreement to be owned by the Borrower from the date of settlement of such purchase and (ii) sell shall cease to be Fund Investments for purposes of the Credit Agreement from the date of settlement of such sale. For the avoidance of doubt, “Fund Investments” shall not include Trade Claims.

“Second Lien Loan” means a secured Bank Loan that, at the time of its purchase by the Borrower, (a) is secured solely by intangible assets or (b) has collateral (i) that is also pledged to secure an obligation senior to such Bank Loan or (ii) with a value (determined by the Administrative Agent in its reasonable judgment) that is less than the sum of the outstanding principal amount of such Bank Loan and the outstanding principal amount of all other indebtedness secured by such collateral that is prior to or pari passu with such Bank Loan’s claim with respect to such collateral; provided, however, that such Bank Loan may not be secured solely or primarily by the common stock of, or other equity interests in, the underlying Obligor or any of its Affiliates.

(u) Paragraphs (i) through (vi) of the definition of Additional Margin Requirement in Annex II to the Credit Agreement are hereby replaced in their entirety by the following in appropriate numerical order:

“(i) the greater of (A) or (B), where (A) and (B) are as follows

(A) in the case of a Bank Loan that has a Principal Balance greater than $10 million, the percentage specified in Annex II-B-2; provided, that the applicable percentage shall apply solely with respect to that portion of the Principal Balance of such Bank Loan that exceeds $10 million or such other increment specified in Annex II-B-2 as applicable; and

(B) in the case of a Bank Loan that has a Principal Balance greater than 5% of the Outstanding Facility Size, the percentage specified in Annex II-B-5; provided, that the applicable percentage shall apply solely with respect to that portion of the Principal Balance that exceeds 5% of the Outstanding Facility Size or such other increment specified in Annex II-B-5 as applicable;

(ii) the greater of (A) or (B), where (A) and (B) are as follows:

(A) in the case of Bank Loans and Corporate Bond Securities of a single Obligor that have an aggregate Market Value which exceeds 5% of the Market Value of all Eligible Investments, the percentage specified in Annex II-B-3; provided, that the applicable percentage shall apply solely with respect to that portion of the Bank Loan which exceeds 5% of the aggregate Market Value of all Eligible Investments or such other increment specified in Annex II-B-3 as applicable, determined based upon such Bank Loan’s Market Value; and

(B) in the case of a Bank Loan that has an Obligor Industry (when summing up the industry concentration across the entire portfolio) whereby the aggregate Market Value of all Eligible Investments that have been categorized with such Approved Industry exceeds 15% of the aggregate Market Value of all Eligible Investments, the percentage specified in Annex II-B-4; provided, that the applicable percentage shall apply solely with respect to that portion of the Bank Loan that exceeds 15% of the aggregate Market Value of all Eligible Investments for such Approved Industry or such other increment specified in Annex II-B-4 as applicable, determined based upon the aggregate Market Value of all Eligible Investments categorized with such Approved Industry;

provided that (a) for the avoidance of doubt, all Additional Margin Requirements, except for the Additional Margin Requirement described in this paragraph (ii), shall be independently measured and, in the event that more than one of paragraphs (i) through (xii) herein apply to any Fund Investment, the Additional Margin Requirement for such Fund Investment shall be the sum of each applicable Additional Margin Requirement and (b) the maximum Additional Margin Requirement for any Fund Investment shall not exceed 100%.

(iii) [reserved];

(iv) in the case of a PIK Loan, if the aggregate Market Value of all such PIK Loans exceeds 10% of the Market Value of all such Eligible Investments, the percentage specified in Annex II-B-6; provided, that the applicable percentage shall apply solely with respect to that portion of the aggregate Market Value of all such PIK Loans which exceed 10% of the Market Value of all such Eligible Investments or such other increment specified in Annex II-B-6 as applicable;

(v) in the case of a Bank Loan that is a Second Lien Loan, if the aggregate Loan Amount of all Second Lien Loans exceeds 33% of the Advance Amount, the Administrative Agent, in its sole and absolute discretion, can apply an Additional Margin Requirement to the Market Value of all Second Lien Loans in an amount no greater than the minimum amount required to cause the aggregate Loan Amount with respect to all Second Lien not to exceed 33% of the Advance Amount; for the avoidance of doubt, it will not constitute a Default or Event of Default to the extent that the aggregate Loan Amount of Second Lien Loans exceeds 33% of the Advance Amount;

(vi) in the case of a Bank Loan that is an Acceptable Two Source Loan, 13% of the Market Value of all such Acceptable Two Source Loans; provided, however, that if the aggregate Loan Amount of Acceptable Two Source Loans exceeds 25% of the Advance Amount, the Administrative Agent, in its sole and absolute discretion, can apply an Additional Margin Requirement to the Market Value of all Acceptable Two Source Loans in an amount no greater than the minimum amount required to cause the aggregate Loan Amount with respect to all Acceptable Two Source Loans not to exceed 25% of the Advance Amount; for the avoidance of doubt, it will not constitute a Default or Event of Default to the extent that the aggregate Loan Amount of Two Source Loans exceeds 25% of the Advance Amount;”

(v) Paragraphs (xii) and (xxiv) through (xxviii) of the definition of Excluded Investments in Annex II to the Credit Agreement are hereby replaced in their entirety by the following in appropriate numerical order:

“(xii) Bank Loans that are purchased at a price below 50% of par;

(xxiv) Any Convertible Security;

(xxv) any investment not included in the definition of “Fund Investments” unless the Administrative Agent has expressly consented in writing to treating such investment as a Fund Investment and communicated a Margin Requirement for such financial asset, in writing to the Borrower and the Manager;

(xxvi) Bank Loans with a Stated Maturity greater than seven years after the date of acquisition of such Bank Loans, unless approved by the Administrative Agent in its sole discretion;

(xxvii) Bank Loans issued with respect to a facility that has an Outstanding Facility Size of less than $150 million; and

(xxviii) Bank Loans that have a Principal Balance of greater than $50 million determined based upon the Principal Balance of such Bank Loan.”

(w) Annexes II-B-1 through II-B-6 to the Credit Agreement are hereby replaced in their entirety by Annexes II-B-1 through II-B-6 to this Fifth Amendment.

(x) Annexes II-B-7 and II-B-8 to the Credit Agreement are hereby deleted in their entirety.

(y) Exhibit B to the Credit Agreement is hereby deleted and replaced by Exhibit E to this Fifth Amendment.

(z) Exhibit C to the Credit Agreement is hereby amended by amending and restating number 4 in its entirety to read as follows:

“4. Type of Loan: Tranche E Loans.”

Section 2. Maximum Commitment. For the avoidance of doubt, the Maximum Commitment on and after the Fifth Amendment Effective Date shall be $150,000,000.

Section 3. Conditions Precedent to Fifth Amendment Closing Date. It shall be a condition precedent to the effectiveness of this Fifth Amendment that each of the following conditions are satisfied:

(a) Agreements. The Administrative Agent shall have received executed counterparts of this Fifth Amendment duly executed and delivered by an Authorized Representative of the Borrower.

(b) Evidence of Authority. The Administrative Agent shall have received:

(1) a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which may be the same person as the Authorized Representative), dated the Fifth Amendment Closing Date, as to:

(i) the authority of the Borrower to execute and deliver this Fifth Amendment and to perform its obligations under the Credit Agreement and the Notes, in each case as amended by this Fifth Amendment and each other Credit Document to be executed by it and each other instrument, agreement or other document to be executed in connection with the transactions contemplated in connection herewith and therewith;

(ii) the authority and signatures of those Persons authorized on behalf of the Borrower to execute and deliver this Fifth Amendment and the other Credit Documents to be executed and delivered in connection with this Fifth Amendment and to act with respect to this Fifth Amendment and each other Credit Document executed or to be executed by the Borrower, upon which certificate each Lender, including each assignee (whether or not it shall have then become a party to the Amended Credit Agreement), may conclusively rely until it shall have received a further certificate of the Borrower canceling or amending such prior certificates; and

(iii) the absence of any changes in the Organic Documents of the Borrower since the copies delivered to the Administrative Agent in connection with the closing of the Credit Agreement; and

(2) such other instruments, agreements or other documents (certified if requested) as the Administrative Agent may reasonably request.

(c) Collateral Documents, Management Agreement, etc. The Administrative Agent shall have received, to the extent the Administrative Agent has determined that certain or all of the Collateral Documents, Management Agreement and LLC Agreement are required to be replaced, amended, supplemented or otherwise modified to secure or otherwise contemplate the obligations set forth in this Fifth Amendment and the Amended Credit Agreement, such replacements, supplements or other modifications dated the Fifth Amendment Closing Date (or such later date as the Administrative Agent may agree in its discretion), in form and substance reasonably satisfactory to the Administrative Agent.

(d) No Litigation, etc. No litigation, arbitration, governmental investigation, proceeding or inquiry shall, on the Fifth Amendment Closing Date, be pending or, to the knowledge of the Borrower, threatened in writing with respect to any of the transactions contemplated hereby or by the Amended Credit Agreement which could, in the reasonable opinion of the Administrative Agent, be adverse in any material respect to the Borrower.

(e) Certificate as to Conditions, Warranties, No Default, Agreements etc. The Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which may be the same person as the Authorized Representative), in each case on behalf of the Borrower dated as of the Fifth Amendment Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of such date:

(1) all conditions set forth in this Section 3 (CONDITIONS PRECEDENT) have been fulfilled;

(2) all representations and warranties of the Borrower set forth in Article 5 of the Amended Credit Agreement (REPRESENTATIONS AND WARRANTIES) are true and correct in all material respects as if made on the Fifth Amendment Closing Date (unless expressly made as of a certain date, in which case it shall be true and correct in all material respects as of such date);

(3) all representations and warranties set forth in each of the Collateral Documents are true and correct in all material respects; and

(4) no Default or Event of Default shall be continuing.

(f) Opinions of Counsel. The Administrative Agent shall have received a legal opinion, dated as of the Fifth Amendment Closing Date from Dechert LLP, counsel to the Borrower, the Manager and CNL, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request.

(g) Manager Letter. The Administrative Agent shall have received from the Manager a letter in the form of Exhibit A hereto addressed to the Administrative Agent and the Lenders. All representations and warranties of the Manager set forth therein shall be true and correct in all material respects as of the Fifth Amendment Closing Date.

(h) CNL Letter. The Administrative Agent shall have received from CNL a letter in the form of Exhibit B hereto addressed to the Administrative Agent and the Lenders. All representations and warranties of CNL set forth therein shall be true and correct in all material respects as of the Fifth Amendment Closing Date.

(i) Fee Letter. The Administrative Agent shall have received from the Borrower a fee letter between DBNY and the Borrower (the “Amendment Fee Letter”) in the form of Exhibit C hereto.

(j) Equity Owner Letter. The Administrative Agent shall have received from the Equity Owner a letter in the form of Exhibit D hereto addressed to the Administrative Agent and the Lenders. All representations and warranties of the Equity Owner set forth therein shall be true and correct in all material respects as of the Fifth Amendment Closing Date.

(k) Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of the Lenders, as the case may be, all fees, costs and expenses then due and payable to it under this Fifth Amendment, including the fee set forth in the Amendment Fee Letter and the reasonable fees and disbursements of one counsel for the Administrative Agent incurred in connection with this Fifth Amendment).

(l) Satisfactory Legal Form. All limited liability company and other actions or proceedings taken or required to be taken in connection with the transactions contemplated hereby and by the Amended Credit Agreement and all agreements, instruments, documents and opinions of counsel executed, submitted, or delivered pursuant to or in connection with this Fifth Amendment by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; all certificates and opinions delivered pursuant to this Fifth Amendment shall be addressed to the Administrative Agent and the Lenders, or the Administrative Agent and the Lenders shall be expressly entitled to rely thereon; the Lenders and their counsel shall have received all information, and such number of counterpart originals or such certified or other copies of such information, as the Administrative Agent or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Fifth Amendment and the Amended Credit Agreement shall be reasonably satisfactory to counsel to the Administrative Agent. The contemporaneous exchange and release of executed signatures pages by each of the Persons contemplated to be a party hereto shall render this Fifth Amendment effective and any such exchange and release of such executed signature pages by all such persons shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above.

Section 4. Conditions Precedent to Fifth Amendment Effective Date. It shall be a condition precedent to the effectiveness of the amendments to the Credit Agreement set forth in Section 1 hereof and the occurrence of the Fifth Amendment Effective Date that each of the following conditions are satisfied:

(a) Section 3. The conditions precedent set forth in Section 3 hereof shall have been satisfied.

(b) Notes. Upon the request of any Lender to the Borrower made in accordance with Section 3.02 of the Amended Credit Agreement, such Lender shall receive a Note (including Schedule 1 for such Note that is accurate as of the Fifth Amendment Effective Date) substantially identical to Exhibit B to the Amended Credit Agreement duly executed and delivered by an Authorized Representative of the Borrower. Upon each requesting Lender’s receipt of such Note, each Lender shall promptly return or destroy any prior Note that such Lender held which evidenced the Loans represented by the new Note such Lender has so received.

(c) Evidence reasonably satisfactory to the Administrative Agent that all Obligations owing to the Tranche D Lender, including the Make Whole Fee (if any), with respect to any Tranche D Loans have been paid in full, in cash.

(d) After giving effect to any requested Borrowing on the Fifth Amendment Effective Date (1) the aggregate principal amount of all Loans outstanding will not exceed the Maximum Commitment and (2) the Overcollateralization Test is satisfied.

Section 5. Miscellaneous.

(a) GOVERNING LAW. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(b) Amendments, Etc. None of the terms of this Fifth Amendment or any other Credit Document may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Administrative Agent (or other applicable party thereto as the case may be), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c) Severability. If any one or more of the covenants, agreements, provisions or terms of this Fifth Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Fifth Amendment and shall in no way affect the validity or enforceability of the other provisions of this Fifth Amendment.

(d) Counterparts. This Fifth Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

(e) Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Fifth Amendment.

(g) Entire Agreement. This Fifth Amendment constitutes a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall (together with the Amended Credit Agreement and the Security Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER

CCT FUNDING LLC, as Borrower

By:	CORPORATE CAPITAL TRUST, INC., as its Designated Manager

By:	/s/ Steven D. Shackelford
Name:	Steven D. Shackelford
Title:	President and CFO

Signature Page to Fifth Amendment

ADMINISTRATIVE AGENT

DEUTSCHE BANK AG, NEW YORK BRANCH as Administrative Agent

By:	/s/ Ian R. Jackson
Name:	Ian R. Jackson
Title:	Director

By:	/s/ Satish Ramakrishna
Name:	Satish Ramakrishna
Title:	Managing Director

Signature Page to Fifth Amendment

LENDER

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Ian R. Jackson
Name:	Ian R. Jackson
Title:	Director

By:	/s/ Satish Ramakrishna
Name:	Satish Ramakrishna
Title:	Managing Director

The Commitment of the Lenders as of the Fifth Amendment Effective Date is as follows:

Type of Commitment:	Amount of Commitment:	Lender:	Percentage of Tranche:
Tranche E Commitment	$150,000,000	Deutsche Bank AG, New York Branch	100%

Total Commitment:	$150,000,000

Signature Page to Fifth Amendment

Annex II-B-1

Base Margin Requirement – Bank Loans

	Greater than or equal to $400 million		Greater than or equal to $150 million and less than $400 million
Number of Approved Sources
Spread To Maturity	Greater than 5	2, 3, 4 or 5	Greater than 5	2, 3, 4 or 5
Less than or equal to 2.50%	15%	18%	25%	28%
Greater than 2.50% and less than or equal to 6.00%	20%	23%	30%	33%
Greater than 6.00% and less than or equal to 9.00%	26%	29%	36%	39%
Greater than 9.00% and less than or equal to 12.00%	33%	36%	43%	46%
Greater than 12.00% and less than or equal to 15.00%	38%	41%	48%	51%
Greater than 15.00% and less than or equal to 18.00%	44%	47%	54%	57%
Greater than 18.00% and less than or equal to 20.00%	49%	52%	59%	62%
Greater than 20.00%	TBA	TBA	TBA	TBA

“TBA” means as advised to the Manager/Borrower, in writing, by the Lender on a case by case basis and, until so advised, 100%.

The base rate will be determined based on a linear interpolation of the loan spread to maturity between rows with respect to the applicable column. The minimum base rate will be the rate in the 250bps loan spread level.

Annex II-B-2

Additional Margin Requirement – Bank Loans

Principal Balance
Greater than $10 million and less than or equal to $20 million	8%
Greater than $20 million and less than or equal to $40 million	16%
Greater than $40 million and less than or equal to $50 million	20%
Greater than $50 million	TBA

“TBA” means as advised, in writing, by the Lender on a case by case basis, and until so advised, 100%.

Annex II-B-3

Additional Margin Requirement – Bank Loans

Aggregate Market Value for such Bank Loans and Corporate Bond Securities of a single Obligor as a percentage of the aggregate Market Value for all Eligible Investments	Additional Margin Requirement
Greater than 5% and less than or equal to 15%	7.5%
Greater than 15% and less than or equal to 25%	30%
Greater than 25%	125%

Annex II-B-4

Additional Margin Requirement – Bank Loans

Aggregate Market Value for all Bank Loans with such Obligor Industry (when summing up the industry concentration across the entire portfolio) as a percentage of the aggregate Market Value for all Eligible Investments

Additional Margin Requirement
Greater than 15% and less than or equal to 25%	12.5%
Greater than 25% and less than or equal to 50%	35%
Greater than 50%	80%

Annex II-B-5

Additional Margin Requirement – Bank Loans

Par Value for such Bank Loan as a percentage of the Outstanding Facility Size	Additional Margin Requirement
Greater than 5% and less than or equal to 10%	15%
Greater than 10% and less than or equal to 25%	20%
Greater than 25% and less than or equal to 50%	85%
Greater than 50%	135%

Annex II-B-6

Additional Margin Requirement – Bank Loans

Aggregate Market Value for all PIK Loans as a percentage of the aggregate Market Value of all Eligible Investments	Additional Margin Requirement
Greater than 10% and less than or equal to 15%	15%
Greater than 15% and less than or equal to 25%	30%
Greater than 25% and less than or equal to 100%	130%